Exhibit (e)(21)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED DISTRIBUTION AGREEMENT (the “Agreement”) is made as of this 12th day of March, 2014 by and between ARTISAN PARTNERS FUNDS, INC., a corporation organized and existing under the laws of the State of Wisconsin (“Artisan Funds”), and ARTISAN PARTNERS DISTRIBUTORS LLC, a limited liability company organized and existing under the laws of the State of Wisconsin (“Distributor”). Absent written notification to the contrary by either Artisan Funds or Distributor, each new series of Artisan Funds established in the future shall automatically become a “Fund” for all purposes hereunder and shares of each new class established in the future shall automatically become “Shares” for all purposes hereunder as if set forth on Schedule A hereto.

WHEREAS, Artisan Funds is engaged in business as an open-end management investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), and the laws of each state (including the District of Columbia and Puerto Rico) in which it engages in business to the extent such law requires, and is a member of the Financial Industry Regulatory Authority (the “FINRA”) (such registrations and membership are referred to collectively as the “Registrations”);

WHEREAS, Artisan Funds desires to retain Distributor to act as the distributor in the public offering of Artisan Funds’ shares of common stock (hereinafter called “Shares”) which currently are divided into the series listed on Schedule A hereto (hereinafter called, collectively, the “Funds” and, individually, the “Fund”), and Distributor is willing to render such services;

WHEREAS, Artisan Funds has entered into an investment advisory agreement with Artisan Partners Limited Partnership (“Artisan Partners”), an affiliate of Distributor, pursuant to which Artisan Partners has agreed to pay all expenses incurred in the sale and promotion of shares of Artisan Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. Artisan Funds appoints Distributor to act as principal underwriter (as such term is defined in Section 2(a)(29) of the 1940 Act) of its Shares.

2. Delivery of Artisan Funds’ Documents. Artisan Funds has furnished Distributor with properly certified or authenticated copies of each of the following in effect on the date hereof and shall furnish Distributor from time to time properly certified or authenticated copies of all amendments or supplements thereto:

(a) Articles of Incorporation;

(b) Bylaws;

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(c) Resolutions of its Board of Directors (hereinafter referred to as the “Board”) selecting Distributor as distributor and approving this form of agreement and authorizing its execution.

Artisan Funds shall, at no cost to Distributor, furnish Distributor promptly with copies of any registration statements filed by it with the SEC under the Securities Act of 1933 (the “1933 Act”) or the 1940 Act, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed. As used in this Agreement, the term “registration statement” shall mean any registration statement, specifically including, but not limited to, any then-current prospectus together with any related then-current statement of additional information, filed with the SEC with respect to Shares, and any amendments and supplements thereto which at any time shall have been filed.

Artisan Funds also shall, at no cost to Distributor, furnish Distributor such other certificates or documents which Distributor may from time to time, in its discretion, reasonably deem necessary or appropriate in the proper performance of its duties.

3. Solicitation of Orders for Purchase of Shares.

(a) Subject to the provisions of Paragraphs 5, 6 and 8 hereof, and to such minimum purchase requirements as may from time to time be indicated in the registration statement of each Fund, Distributor is authorized to solicit, as agent on behalf of Artisan Funds, unconditional orders for purchases of Shares authorized for issuance and registered under the 1933 Act, provided that:

(1)	Distributor shall act solely as a disclosed agent on behalf of and for the account of Artisan Funds;

(2)	Artisan Funds’ transfer agent shall receive directly from investors all payments for the purchase of Shares and also shall pay directly to shareholders amounts due to them for the redemption or repurchase of all Shares, with Distributor having no rights or duties to accept such payment or to effect such redemptions or repurchases; if a payment for the purchase of Shares is delivered to Distributor, such payment shall not be negotiated by Distributor but shall be delivered as soon as reasonably practicable to Artisan Funds’ transfer agent; and

(3)	Distributor shall have no liability for payment for purchases of Shares it sells as agent or with respect to redemptions or repurchases of Shares.

The purchase price to the public of Shares shall be the public offering price as defined in Paragraph 7 hereof.

(b) In consideration of the rights granted to Distributor under this Agreement, Distributor will use its best efforts to solicit from investors unconditional orders to purchase Shares.

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(c) Distributor shall be responsible for preparing, reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to Artisan Funds and each Fund, if applicable, and shall file with the FINRA and the appropriate regulators all such materials as are required to be filed under applicable laws and regulations.

4. Selling Agreements. Distributor is authorized, as agent on behalf of Artisan Funds, to enter into written agreements (“Selling Agreements”) with banks, broker-dealers, insurance companies and other financial institutions (collectively, “Intermediaries”), on terms and conditions consistent with this Agreement and all applicable laws, regulations and exemptive relief. All such agreements shall be in a form as may be approved by the officers of Artisan Funds.

5. Solicitation of Orders to Purchase Shares by Artisan Funds. The rights granted to Distributor shall be non-exclusive in that Artisan Funds reserves the right to solicit purchases from, and sell its Shares to, investors. Further, Artisan Funds reserves the right to issue Shares in connection with the merger or consolidation of any other investment company, trust or personal holding company with Artisan Funds, or Artisan Funds’ acquisition, by the purchase or otherwise, of all or substantially all of the assets of an investment company, trust or personal holding company, or substantially all of the outstanding shares or interests of any such entity. Any right granted to Distributor to solicit purchases of Shares will not apply to Shares that may be offered by Artisan Funds to shareholders by virtue of their being shareholders of Artisan Funds.

6. Public Offering Price. All solicitations by Distributor pursuant to this Agreement shall be for orders to purchase Shares through Artisan Funds’ transfer agent at the public offering price. The public offering price for each accepted subscription for Shares will be the net asset value per share of the particular Fund subscribed for calculated by Artisan Funds at the next close of regular session trading on the New York Stock Exchange after such subscription is accepted by Artisan Funds or by a person authorized by Artisan Funds to accept such subscriptions. The net asset value per share shall be determined in the manner provided in Artisan Funds’ Articles of Incorporation as now in effect or as they may be amended, and as reflected in the registration statement of each Fund.

7. Suspension of Sales. If and whenever the determination of a Fund’s net asset value is suspended and until such suspension is terminated, no further orders for Shares of such Fund shall be accepted by Artisan Funds except such unconditional orders placed with Artisan Funds and accepted by it before the suspension. In addition, Artisan Funds reserves the right to suspend sales of Shares if, in the judgment of the Board, it is in the best interest of Artisan Funds to do so, such suspension to continue for such period as may be determined by Artisan Funds’ Board. In either event, at the direction of Artisan Funds, (i) Distributor shall suspend its solicitation of orders to purchase Shares until otherwise instructed by Artisan Funds and (ii) no orders to purchase Shares shall be accepted by Artisan Funds while such suspension remains in effect unless otherwise directed by its Board.

8. Authorized Representations. Distributor is not authorized by Artisan Funds to give on behalf of Artisan Funds or any Fund any information or to make any representations in connection with the sale of Shares other than information and representations which are

Exhibit (e)(21)

consistent with Artisan Funds’ registration statement filed with the SEC under the 1933 Act and/or the 1940 Act, or contained in shareholder reports or other material that may be prepared by or on behalf of Artisan Funds or approved by Artisan Funds for Distributor’s use. No person other than Distributor is authorized to act as principal underwriter (as such term is defined in the 1940 Act) for Artisan Funds.

9. Registration of Additional Shares. Artisan Funds hereby agrees to register an indefinite number of Shares pursuant to Rule 24f-2 under the 1940 Act. Artisan Funds will, in cooperation with Distributor, take such action as may be necessary from time to time in connection with the qualification of the Shares for sale in such states as Distributor and Artisan Funds shall mutually agree; provided, however, that nothing herein shall be deemed to prevent Artisan Funds from taking action, without the approval of Distributor, to qualify its Shares for sale in any state it deems appropriate.

10. Reports. Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

11. Conformity with Law. In connection with all matters relating to this Agreement, Artisan Funds and Distributor agree to comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of the FINRA and all other applicable federal and state laws, rules and regulations. Distributor agrees to provide Artisan Funds with such certifications, reports and other information as Artisan Funds may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, such laws, rules and regulations. Distributor will use its best efforts to maintain its Registrations in good standing during the term of this Agreement and will promptly notify Artisan Funds and Artisan Partners in the event of the suspension or termination of any of the Registrations.

12. Independent Contractor. Distributor shall be an independent contractor and neither Distributor, nor any of its members, managers, officers, directors, employees or representatives is or shall be an employee of Artisan Funds in the performance of Distributor’s duties hereunder. Distributor shall be responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents and employees. Distributor assumes full responsibility for its agents and employees under applicable law and agrees to pay all employer taxes thereunder. Distributor will maintain at its own expense insurance against public liability in such an amount as required by the conduct rules or other rules or requirements of the FINRA or other applicable law, rule or regulation.

13. Services Not Exclusive. The services of Distributor to the Funds hereunder are not to be deemed exclusive, and Distributor shall be free to render similar services to other investment company portfolios, including portfolios having investment objectives similar to those of the Funds. Artisan Funds further understands that existing and future investors in Artisan Funds and each Fund, if applicable, may invest in shares of such other portfolios. Artisan Funds agrees that Distributor’s duties to such portfolios shall not be deemed in conflict with its duties to Artisan Funds under this Paragraph 13.

Exhibit (e)(21)

14. Indemnification. Distributor agrees to indemnify and hold harmless Artisan Funds and each of the members of its Board and its officers, employees and representatives and each person, if any, who controls Artisan Funds within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, damages, claims and expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which Artisan Funds or such of the members of its Board and of its officers, employees, representatives, or controlling person or persons may become subject under the 1933 Act, under any other statute, at common law, or otherwise, arising out of the acquisition or sale of any Shares by any person which (i) may be based upon any wrongful act by Distributor or any of Distributor’s members, managers, directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, shareholder report or other information covering Shares filed or made public by Artisan Funds or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to Artisan Funds by Distributor in writing. In no case (i) is Distributor’s indemnity in favor of Artisan Funds, or any person indemnified, to be deemed to protect Artisan Funds or such indemnified person against any liability to which Artisan Funds or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) is Distributor to be liable under its indemnity agreement contained in this Paragraph 14 with respect to any claim made against Artisan Funds or any person indemnified unless Artisan Funds or such person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon Artisan Funds or upon such person (or after Artisan Funds or such person shall have received notice of such service on any designated agent). However, failure to notify Distributor of any such claim shall not relieve Distributor from any liability which Distributor may have to Artisan Funds or any person against whom such action is brought otherwise than on account of Distributor’s indemnity agreement contained in this Paragraph 14.

Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any such claim but, if Distributor elects to assume that defense, such defense shall be conducted by legal counsel chosen by Distributor and satisfactory to the persons indemnified who are defendants in the suit. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, persons indemnified who are defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If Distributor does not elect to assume the defense of any such suit, Distributor will reimburse persons indemnified who are defendants in such suit for the reasonable fees of any legal counsel retained by them in such litigation.

Artisan Funds agrees to indemnify and hold harmless Distributor and each of its members, managers, directors, officers, employees, and representatives and each person, if any, who controls Distributor within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, damages, claims or expenses (including the damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which Distributor or such of

Exhibit (e)(21)

its members, managers, directors, officers, employees, representatives or controlling person or persons may otherwise become subject under the 1933 Act, under any other statute, at common law, or otherwise arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by Artisan Funds or any of the members of Artisan Funds’ Board, or Artisan Funds’ officers, employees or representatives other than Distributor, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, shareholder report or other information covering Shares filed or made public by Artisan Funds or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished by Distributor to Artisan Funds. In no case (i) is Artisan Funds’ indemnity in favor of Distributor, or any person indemnified, to be deemed to protect Distributor or such indemnified person against any liability to which Distributor or such indemnified person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) is Artisan Funds to be liable under its indemnity agreement contained in this Paragraph 14 with respect to any claim made against Distributor or any person indemnified unless Distributor, or such person, as the case may be, shall have notified Artisan Funds in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon Distributor or upon such person (or after Distributor or such person shall have received notice of such service on any designated agent). However, failure to notify Artisan Funds of any such claim shall not relieve Artisan Funds from any liability which Artisan Funds may have to Distributor or any person against whom such action is brought otherwise than on account of Artisan Funds’ indemnity agreement contained in this Paragraph 14.

Artisan Funds shall be entitled to participate, at its own expense, in the defense or, if Artisan Funds so elects, to assume the defense of any suit brought to enforce such claim but, if Artisan Funds elects to assume the defense, such defense shall be conducted by legal counsel chosen by Artisan Funds and satisfactory to the persons indemnified who are defendants in the suit. In the event that Artisan Funds elects to assume the defense of any such suit and retain such legal counsel, the persons indemnified who are defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If Artisan Funds does not elect to assume the defense of any such suit, Artisan Funds will reimburse the persons indemnified who are defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them in such litigation.

The provisions of this Paragraph 14 shall survive termination of this Agreement.

15. Duration and Termination of this Agreement. This Agreement shall become effective upon its execution and, unless terminated as provided herein, shall remain in effect through June 30, 2015, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a vote of a majority of the members of the Board who are not interested persons of Distributor or Artisan Funds, voting in person at a meeting called for the purpose of voting on such approval, and (b) the vote of either the Board or a majority of the outstanding Shares of Artisan Funds. This Agreement may be terminated at any time, without the payment of any penalty (a) on 60 days’ written notice by the Board or by a vote

Exhibit (e)(21)

of a majority of the outstanding Shares of Artisan Funds, or by Distributor, or (b) immediately, on written notice by the Board, in the event of termination or suspension of any of the Registrations. This Agreement will automatically terminate in the event of its assignment. In interpreting the provisions of this Paragraph 15, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding shares”) shall be applied.

16. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each party against which enforcement of the change, waiver, discharge or termination is sought.

17. Limitations of Liability. It is understood and expressly stipulated that neither the shareholders of Artisan Funds nor the members of the Board shall be personally liable hereunder. The obligations of Artisan Funds are not personally binding upon, nor shall resort to the private property of, any of the members of the Board nor of the shareholders, officers, employees or agents of Artisan Funds, but only Artisan Funds’ property shall be bound.

18. Confidentiality. Artisan Funds and Distributor may receive from each other information, or access to information, about the shareholders generally and specifically (collectively, “Shareholder Information”) including, but not limited to, nonpublic personal information such as a shareholder’s name, address, telephone number, account relationships, account balances and account histories. Each of Artisan Funds and Distributor agrees, on behalf of their respective agents and employees that all information, including Shareholder Information, obtained pursuant to this Agreement shall be considered confidential information. Except as permitted by law or required by order of a court or governmental authority, including by any self-regulatory organization, having jurisdiction over the parties, none of the parties shall disclose Shareholder Information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including, among other uses, its use under applicable provisions of the SEC’s Regulation S-P in the ordinary course of carrying out the purposes of this Agreement.

The provisions of this Paragraph 18 shall survive termination of this Agreement.

19. Anti-Money Laundering Program. Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations, (b) will notify Artisan Funds promptly if an inspection by the appropriate regulatory authorities of the AML Program identifies any material deficiency and (c) will promptly remedy any material deficiency regarding the AML Program of which it learns.

20. Miscellaneous. The captions in this Agreement are included for convenience or reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit (e)(21)

21. Notice. Any notice required or permitted to be given by a party to this Agreement or to any other party hereunder shall be deemed sufficient if delivered in person or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to each such other party at the address provided below or to the last address furnished by each such other party to the party giving notice.

If to Artisan Funds:	Artisan Partners Funds, Inc. 875 East Wisconsin Ave., Suite 800 Milwaukee, WI 53202 Attention: General Counsel

If to Distributor:	Artisan Partners Distributors LLC 875 East Wisconsin Ave., Suite 800 Milwaukee, WI 53202 Attention: President

If to Artisan Partners:	Artisan Partners Limited Partnership 875 East Wisconsin Ave., Suite 800 Milwaukee, WI 53202 Attention: General Counsel

Exhibit (e)(21)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ARTISAN PARTNERS DISTRIBUTORS LLC

By:	/s/ Sarah A. Johnson

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Sarah A. Johnson

ACKNOWLEDGED:

ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	/s/ Sarah A. Johnson

Exhibit (e)(21)

Schedule A

Class	Series
Artisan Emerging Markets Fund	Investor Shares Institutional Shares

Artisan Global Equity Fund	Investor Shares

Artisan Global Opportunities Fund	Investor Shares Institutional Shares Advisor Shares

Artisan Global Small Cap Fund	Investor Shares

Artisan Global Value Fund	Investor Shares Institutional Shares Advisor Shares

Artisan High Income Fund	Investor Shares Advisor Shares

Artisan International Fund	Investor Shares Institutional Shares Advisor Shares

Artisan International Small Cap Fund	Investor Shares

Artisan International Value Fund	Investor Shares Institutional Shares Advisor Shares

Artisan Mid Cap Fund	Investor Shares Institutional Shares Advisor Shares

Artisan Mid Cap Value Fund	Investor Shares Institutional Shares Advisor Shares

Artisan Small Cap Fund	Investor Shares Institutional Shares

Artisan Small Cap Value Fund	Investor Shares Institutional Shares

Artisan Value Fund	Investor Shares Institutional Shares Advisor Shares